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                                                                    EXHIBIT 99.1

Exhibit 99.1 -- Press Release dated April 18, 2002

SANMINA-SCI APPOINTS KPMG LLP AS ITS INDEPENDENT AUDITORS

SAN JOSE, CALIF., (APRIL 18, 2002) -- Sanmina-SCI Corporation (NASDAQ NM: SANM), a leading electronics contract manufacturer, today announced that its Audit Committee, in conjunction with the Board of Directors, has engaged KPMG LLP as the company's independent auditors for its 2002 fiscal year, replacing Arthur Andersen LLP.

Jure Sola, Sanmina-SCI's Chairman and Chief Executive Officer stated, "Arthur Andersen LLP, has provided Sanmina-SCI with excellent service both locally and worldwide since they were engaged. They have always exhibited paramount professionalism and we have the utmost respect for those whom we have worked with."

ABOUT SANMINA-SCI
Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the $130 billion global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, industrial and medical instrumentation, and computer technology sectors of the market. Sanmina-SCI has over 100 facilities strategically located in key regions throughout the world. For more information go to http://www.sanmina-sci.com


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